Exhibit 10.9
Agreement No. 0«PRSU_Agr»
SMITH INTERNATIONAL, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
     THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into by and between Smith International, Inc., a Delaware corporation (the “Company”) and «A_HeaderName_First» «Name_Mi» «A_HeaderName_Last», an individual and Employee of the Company or one of its Subsidiaries (“Grantee”), on the ___day of ___, 20___, (the “Grant Date”), subject to the terms and provisions of the Smith International, Inc., 1989 Long-Term Incentive Compensation Plan, as amended and restated effective January 1, 2005 (the “Plan”). The Plan is hereby incorporated herein in its entirety by this reference. Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.
     WHEREAS, Grantee is an Employee of the Company or one of its Subsidiaries, and in connection therewith, the Company desires to grant to Grantee performance-based restricted stock units, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and
     WHEREAS, Grantee desires to be the holder of such units subject to the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Grant of Target Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee «Rounded_Prsu» («Rounded_PRSU») Target Units (“Target Units”). Subject to Section 3 hereof, each Target Unit shall initially represent one share of the Company’s Common Stock (“Share”), $1.00 par value. Each Target Unit represents an unsecured promise of the Company to deliver Shares to Grantee pursuant to the terms and conditions of the Plan and this Agreement. As a holder of Target Units, Grantee has only the rights of a general unsecured creditor of the Company.
     2. Transfer Restrictions. Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Target Units granted hereunder. Any purported Transfer of Target Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.
     3. Performance Criteria and Stock Awards. Upon satisfaction of the Performance Criteria as established by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”), the Company shall determine the number of Shares payable to Grantee as provided under this Agreement, subject to certification by the Committee that the specified Performance Criteria have been satisfied. The maximum number of Shares of the Company’s Common Stock that will be awarded under this Agreement is determined as a percentage of Grantee’s Target Units, such percentage based on the annual performance goals established by the Committee in accordance with the terms of the Plan.
     4. Vesting and Payment of Target Units.
          (a) Grantee’s interest in the Target Units granted hereunder shall vest in accordance with the following schedule, conditioned on Grantee’s continued employment with the Company or one of its Subsidiaries as of each such vesting date (the “Vesting Date”), except as provided in Section 5 hereof.

Vesting Date	Percentage of Target Units Vested
, 20__	33 1/3%
, 20__	33 1/3%
, 20__	33 1/3%

TOTAL	100%

          (b) Settlement of Target Units. Subject to Section 7 hereof, the Company shall grant to Grantee, within two and one-half (2 1/2) months after the end of the calendar year in which Target Units become vested pursuant to Section 4(a) above, a number of Shares equal to the number of such vested Target Units determined in accordance with Sections 3 and 4, (provided Grantee has not terminated employment prior to the applicable Vesting Date) unless otherwise provided under Section 5 hereof. Each vested Target Unit shall thus be exchanged by the Company for one Share, and such Target Unit shall be cancelled as of the effective time of such exchange as reflected on the Company’s stock records. All Shares delivered to or on behalf of Grantee in exchange for vested Target Units shall be subject to any further vesting, transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.
          (c) Dividends, Splits and Voting Rights. If the Company (i) declares a stock dividend or makes a distribution on Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Target Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder. The determination of the Committee regarding such adjustments shall be binding. Until such time as Shares are actually delivered to Grantee in exchange for vested Target Units pursuant to Section 4(b) (above), Grantee shall have no voting, dividend or other ownership rights in such Shares.
     5. Forfeiture.
     (a) Termination Due to Death or Disability. If Grantee’s employment with the Company or one of its Subsidiaries is terminated due to death or Disability of Grantee, then, in either such event, all outstanding Units hereunder shall become fully vested as of such termination date and shall be payable to Grantee, or Grantee’s Beneficiary in the event of Grantee’s death, in Shares within thirty (30) days of such date; provided, however, that if Grantee’s employment with the Company is terminated due to death or Disability of Grantee before the date upon which the number of Shares payable to Grantee is determined under Section 3, then payment for such outstanding Units that are payable hereunder shall be made to Grantee, or Grantee’s Beneficiary in the event of Grantee’s death, within the time provided under Section 4(b).
          For purposes of this Section 5(a), “Disability” means, as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of Grantee that would entitle Grantee to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees, as then effective, if any; or in the event that Grantee is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan, “Disability” means a permanent, and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, Grantee must submit to any reasonable examination(s) required by such physician upon request in order to render an opinion regarding whether there is a Disability. This definition of Disability shall be construed in accordance with the meaning given such term under the Code with respect to a termination of Employment due to Disability for a “Key Employee” as defined in Code Section 409A.
          (b) Termination Other than Death or Disability. If Grantee’s employment with the Company or one of its Subsidiaries is voluntarily or involuntarily terminated by the Company or one of its Subsidiaries or Grantee for any reason other than due to death or Disability, then Grantee shall immediately forfeit all Target Units which are not already vested as of such date. Upon the forfeiture of any Target Units hereunder, Grantee shall cease to have any rights in connection with such Target Units as of the date of such forfeiture. A transfer of employment by Grantee, without an interruption of employment service, between or among the Company and any Subsidiary of the Company shall not be considered a termination of employment for purposes of this Agreement.
     6. Grantee’s Representations. Notwithstanding any provision hereof to the contrary, Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to Grantee hereunder, if the issuance of such Shares constitutes a violation by Grantee or the Company of any law or regulation of any governmental authority. Any determination in this regard that is made by the Committee, in good faith, shall be final and binding. The rights and obligations of the Company and Grantee are subject to all applicable laws and regulations.
     7. Tax Withholding. To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, the Company, in its complete discretion, is authorized to (a) withhold, at such time as determined by the Company, from any cash or other remuneration (including withholding from delivery to Grantee a number of Shares, based on the market value of such Shares, as of the applicable Vesting Date), or combination thereof, then or thereafter payable to Grantee, an amount that the Company requires to meet its tax withholding obligations under applicable law or regulation (the “Withholding Liability”); or (b) require Grantee to pay an amount, at such time as the Company shall specify, equal to the Withholding Liability in cash, by certified or cashier’s check payable to the Company, or in any other form acceptable to the Company. Further, the Company’s obligation to deliver vested Shares, or any stock certificate or certificates representing vested Shares, to Grantee shall be subject to, and conditioned upon, payment of the Withholding Liability.
     8. Par Value Paid Consideration for Shares. In addition to the valuable services rendered by Grantee for the Company, upon the issuance of any Shares after they become vested hereunder, to the extent permitted by applicable law, a portion of the resulting compensation that is includible in Grantee’s income for federal income tax purposes shall represent consideration paid by Grantee for such Shares in an amount equal to the aggregate par value of such vested Shares.
     9. Miscellaneous.
          (a) No Fractional Shares. All provisions of this Agreement concern whole Shares. If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share.
          (b) No Effect on Employment or Service. Grantee acknowledges and agrees that the vesting of the Units pursuant to Section 4 hereof is earned only by continuing as an employee. Grantee further acknowledges and agrees that this Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein do not constitute an express or implied promise of continued engagement as an employee for the vesting period, for any period, or at all, and will not interfere with Grantee’s right, or the Company’s or Subsidiary’s right, to terminate Grantee’s relationship as an employee at any time.
          (c) Dispute Resolution. To the extent permitted by applicable law, any dispute or controversy arising out of or relating to this Agreement, or any breach hereof, shall be resolved by binding arbitration in accordance with (i) the Commercial Arbitration Rules (“Rules”) of the American Arbitration Association (“AAA”) before a single arbitrator (unless otherwise mutually agreed by the parties) as selected pursuant to the Rules and (ii) the Federal Arbitration Act. Judgment on any award rendered by the arbitrator may be entered in any court of competent jurisdiction. The venue for any arbitration proceeding shall be in Harris or Montgomery County, Texas, except if otherwise mutually agreed by the parties. The fees of the AAA and the arbitrator shall be split equally by the parties. All other costs and expenses, including attorneys’ fees, relating to the resolution of any such dispute shall be borne by the party incurring such costs and expenses.
          (d) Tax Consultation. Grantee understands that he or she may suffer adverse tax consequences as a result of the grant, vesting or settlement of the Units granted hereunder. Grantee represents that he or she has consulted with any tax consultants he or she deems advisable in connection with the acquisition or disposition of the Units and that he or she is not relying on the Company or Subsidiary for any tax advice.
          (e) Nature of the Grant. In accepting this Agreement, Grantee acknowledges that:
               (i) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
               (ii) the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units, even if Units have been awarded repeatedly in the past;
               (iii) all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Company;
               (iv) Grantee’s participation in the Plan is voluntary;
               (v) Units are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary, and Units are outside the scope of Grantee’s employment contract, if any;
               (vi) Units are not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Subsidiary;
               (vii) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
               (viii) the value of the Shares acquired upon settlement of the Units may increase or decrease in value; and
               (ix) in consideration of the grant of the Units, no claim or entitlement to compensation or damages arises from termination of the Units or diminution in value of the Units or Shares acquired upon settlement of the Units resulting from termination of Grantee’s employment by the Company or any Subsidiary (for any reason whatsoever and whether or not in breach of local labor laws), and Grantee irrevocably releases the Company and each Subsidiary from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
          (f) Data Privacy Notice and Consent. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Agreement by and among, as applicable, the Company and its Subsidiaries and other affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
               Grantee understands that the Company and its Subsidiaries may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Subsidiaries, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).
               Grantee understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Grantee’s country or elsewhere, and that the recipients’ countries may have different data privacy laws and protections than Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the Shares received upon settlement of the Units may be deposited. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing his or her local human resources representative. Grantee understands, however, that refusal or withdrawal of consent may affect his or her ability to participate in the Plan and, to the extent permitted by applicable law, may void this Agreement. For more information on the consequences of his or her refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.
          (g) Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.
          (h) Delivery of Documents and Notices. Any document relating to participating in the Plan and/or notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, by telegram, telex, telecopy or similar facsimile means, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by certified or registered mail, return receipt requested, with postage and fees prepaid, addressed to the Company at its then-current main corporate address or by electronic mail to [name@smith.com], and to Grantee at his or her address indicated on the Company’s records, at the e-mail address, if any, provided for Grantee by the Company or its Subsidiary, or at such other address and number as a party has previously designated in writing from time to time to the other party.

               (i) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include the Plan Prospectus, this Agreement and U.S. financial reports of the Company, may be delivered to Grantee electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or such other delivery determined at the Company’s discretion.
               (ii) Consent to Electronic Delivery. Grantee acknowledges that Grantee has read this Section 9(h) of this Agreement and consents to the electronic delivery of the Plan documents. Grantee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost if Grantee contacts the Company by telephone, through a postal service or electronic mail at [name@smith.com]. Grantee further acknowledges that Grantee will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Grantee understands that Grantee must provide the Company or any designated third party with a paper copy of any documents delivered electronically by Grantee if electronic delivery fails. Grantee understands that Grantee’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Grantee has provided an electronic mail address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or electronic mail at [name@smith.com]. Finally, Grantee understands that he or she is not required to consent to electronic delivery but that, to the extent permitted by applicable law, such refusal may affect Grantee’s ability to participate in the Plan.
          (i) Amendment, Termination and Waiver. This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company and by Grantee. Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.
          (j) Governing Law and Severability. This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
          (k) Successors and Assigns. This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and its successors and assigns, and Grantee and Grantee’s permitted assigns under the Plan in the event of death or Disability.
     IN WITNESS WHEREOF, this Restricted Stock Unit Agreement is approved, granted and executed as of the date first written above.

SMITH INTERNATIONAL, INC.

By:

Name:

Title:

GRANTEE:	«A_HeaderName_First»«Name_Mi»«A_HeaderName_Last»

Signature

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